Exhibit 99.1

HUDSON HIGHLAND GROUP, INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited financial information reflects the pro forma consolidated condensed statements of operations of Hudson Highland Group, Inc. (the “Company”) for the six months ended June 30, 2007 and the year ended December 31, 2006 and the pro forma consolidated balance sheet of the Company as of June 30, 2007 as a result of the sale (the “Sale”) of the Company’s Australian trade and industrial business (“Trade and Industrial” or “T&I”). The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2007 and the year ended December 31, 2006 give effect to the Sale as if it occurred on January 1, 2006. The unaudited pro forma consolidated balance sheet as of June 30, 2007 gives effect to the Sale as if it occurred on June 30, 2007. The pro forma information is based on the historical financial statements of the Company after giving effect to the Sale and is not necessarily indicative of the financial position or results of operations of the Company that would have actually occurred had the Sale occurred as of January 1, 2006 or June 30, 2007. The pro forma consolidated financial statements have been prepared based on preliminary estimates. The pro forma financial information should be read in conjunction with the Company’s historical financial statements included in its Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended June 30, 2007.

HUDSON HIGHLAND GROUP, INC.

PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	For the Six Months Ended June 30, 2007
	As Reported	Pro Forma Adjustments	Pro Forma Results
Revenue	$686,760	$(20,922)	$665,838
Direct costs	423,277	(18,428)	404,849

Gross margin	263,483	(2,494)	260,989
Operating expenses:
Selling, general and administrative expenses	243,465	(1,631)	241,834
Depreciation and amortization	7,761	(7)	7,754
Business reorganization expenses	4,694	—	4,694
Merger and integration recoveries	(42)	—	(42)

Operating income	7,605	(856)	6,749
Other income (expense):
Other, net	2,579	—	2,579
Interest, net	657	85	742

Income before provision for income taxes	10,841	(771)	10,070
Provision for income taxes	7,014	(257)	6,757

Net income from continuing operations	$3,827	$(514)	$3,313

Earnings per share:
Basic and diluted from continuing operations	$0.15		$0.13

Weighted average shares outstanding:
Basic	25,084,000		25,084,000
Diluted	25,907,000		25,907,000

The accompanying note is an integral part of this financial statement.

HUDSON HIGHLAND GROUP, INC.

PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	For the Year Ended December 31, 2006
	As Reported	Pro Forma Adjustments	Pro Forma Results
Revenue	$1,373,473	$(44,437)	$1,329,036
Direct costs	878,874	(38,074)	840,800

Gross margin	494,599	(6,363)	488,236
Operating expenses:
Selling, general and administrative expenses	461,280	(4,085)	457,195
Depreciation and amortization	20,372	(22)	20,350
Business reorganization expenses	6,048	—	6,048
Merger and integration recoveries	373	—	373

Operating income	6,526	(2,256)	4,270
Other income (expense):
Other, net	1,171	—	1,171
Interest, net	(1,641)	166	(1,475)

Income before provision for income taxes	6,056	(2,090)	3,966
Provision for income taxes	4,544	(678)	3,866

Net income from continuing operations	$1,512	$(1,412)	$100

Earnings per share:
Basic and diluted from continuing operations	$0.06		$—

Weighted average shares outstanding:
Basic	24,471,000		24,471,000
Diluted	25,239,000		25,239,000

The accompanying note is an integral part of this financial statement.

HUDSON HIGHLAND GROUP, INC.

PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	As of June 30, 2007
	As Reported	Pro Forma Adjustments	Pro Forma Results
ASSETS
Current assets:
Cash	$56,727	$2,000	$58,727
Accounts receivable, net	225,593	—	225,593
Prepaid and other	16,428	—	16,428

Total current assets	298,748	2,000	300,748
Intangibles, net	75,726	—	75,726
Property and equipment, net	28,730	(3)	28,727
Other assets	5,774	—	5,774

Total assets	$408,978	$1,997	$410,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,981	$—	$31,981
Accrued expenses and other current liabilities	163,088	(124)	162,964
Credit facility and current portion of long-term debt	321	—	321
Accrued business reorganization expenses	3,805	—	3,805
Accrued merger and integration expenses	384	—	384

Total current liabilities	199,579	(124)	199,455
Other non-current liabilities	17,643	—	17,643
Accrued business reorganization expenses, non-current	4,305	—	4,305
Accrued merger and integration expenses, non-current	1,380	—	1,380
Long-term debt, less current portion	100	—	100

Total liabilities	223,007	(124)	222,883
Total stockholders’ equity	185,971	2,121	188,092

	$408,978	$1,997	$410,975

The accompanying note is an integral part of this financial statement.

HUDSON HIGHLAND GROUP, INC.

NOTE TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Pro Forma Adjustments

The accompanying pro forma consolidated financial statements give effect to the following pro forma adjustments necessary to reflect the disposition and discontinuation of operations of the Trade and Industrial business as outlined in the proceeding introduction as if the disposition occurred on January 1, 2006 in the pro forma consolidated statements of operations and on June 30, 2007 in the pro forma consolidated balance sheet.

(A)	Reduction of revenue and expenses are the result of the disposition of T&I. Additional reductions in interest expense of $85 and $166 for the periods ended June 30, 2007 and December 31, 2006, respectively, are from a reduction in the credit facility debt from the sale proceeds, net of estimated direct expenses. These amounts do not consider an allocation of corporate overhead to the companies that are to be divested, and therefore, selling general and administrative expenses do not reflect any potential reductions in costs in response to this change in the Company.

(B)	Reduction of assets and liabilities are as a result of the disposition of T&I and the estimated increase in cash of $2 million from the proceeds ($3 million), less other estimated payments and costs related to the disposition ($1 million). The Company retained the receivables and certain liabilities of the T&I business, which amounts resulted in net assets retained of approximately $3 million at June 30, 2007. Receivables were approximately $4 million at June 30, 2007.